Exhibit 4.2

EXECUTION VERSION

SL GREEN REALTY CORP.

SL GREEN OPERATING PARTNERSHIP, L.P.

RECKSON OPERATING PARTNERSHIP, L.P.

as Co-Obligors

THE BANK OF NEW YORK MELLON,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 5, 2011

to Indenture Dated as of August 5, 2011

$250,000,000 5.00% Senior Notes due 2018

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS

Section 1.1	Definitions of Terms	1
Section 1.2	Section References	4

ARTICLE II THE NOTES

Section 2.1	Designation of Notes and Establishment of Form	4
Section 2.2	Ranking	4
Section 2.3	Amount	4
Section 2.4	Stated Maturity	5
Section 2.5	Form, Denomination and Currency	5
Section 2.6	Designation of Depositary	5
Section 2.7	No Sinking Fund	5
Section 2.8	Exchange and Registration on Transfer	5

ARTICLE III DISCHARGE; DEFEASANCE AND COVENANT DEFEASANCE

Section 3.1	Applicability of Article	5
Section 3.2	Defeasance and Covenant Defeasance	6

ARTICLE IV EVENTS OF DEFAULT

Section 4.1	Applicability of Article	8

ARTICLE V COVENANTS

Section 5.1	Limitations on Incurrence of Debt	10
Section 5.2	Maintenance of Total Unencumbered Assets	11
Section 5.3	Provision of Financial Information	11
Section 5.4	Waiver of Certain Covenants	11

ARTICLE VI REDEMPTION AND REPURCHASES

Section 6.1	Applicability of Article	11

ARTICLE VII Supplemental indentures

Section 7.1	Without Consent of Holders	12

Annex A: Form of Global Note

i

FIRST SUPPLEMENTAL INDENTURE, dated as of August 5, 2011 (this “First Supplemental Indenture”), among SL GREEN REALTY CORP., a corporation duly organized and existing under the laws of the State of Maryland (hereinafter called “SL Green”), SL GREEN OPERATING PARTNERSHIP, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (hereinafter called “SL Green OP”) and RECKSON OPERATING PARTNERSHIP, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (hereinafter called the “Operating Partnership”, and together with SL Green and SL Green OP, the “Co-Obligors”) each having its principal executive office located at 420 Lexington Avenue, New York, NY 10170, and The Bank of New York Mellon (hereinafter called the “Trustee”), having its Corporate Trust Office located at 101 Barclay Street, Floor 8 West, New York, New York 10286, supplementing the Indenture, dated as of August 5, 2011, between the Co-Obligors and the Trustee (the “Base Indenture” and, together with the First Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Base Indenture provides for the issuance of unsecured debentures, notes, bonds or other evidences of indebtedness (the “Securities,” as defined in the Base Indenture) in an unlimited aggregate principal amount to be issued from time to time in one or more series;

WHEREAS, Section 14.01(t) of the Base Indenture provides that the Co-Obligors and the Trustee may at any time and from time to time enter into one or more indentures supplemental thereto, to establish the form and terms of Securities of any series as permitted by Section 3.01 thereof;

WHEREAS, for lawful corporate or partnership purposes, as the case may be, the Co-Obligors duly authorized the issuance of 5.00% Senior Notes due 2018 (the “Notes”), in an aggregate principal amount of $250,000,000;

WHEREAS, the Co-Obligors propose by this First Supplemental Indenture to supplement and amend in certain respects the Base Indenture insofar as it will apply only to the Notes (and not to any other series of Securities) to provide for the form, terms and other provisions of the Notes as a separate series of Securities to be issued under the Indenture;

WHEREAS, all things necessary to make this Indenture a valid and legally binding agreement of the Co-Obligors, in accordance with its terms, have been done.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

That, in consideration of the premises and the purchase of the Notes by the Holders thereof for the equal and proportionate benefit of all of the present and future Holders of the Notes, each party agrees and covenants as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions of Terms.

All capitalized terms contained in this First Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Base Indenture.  In the event of any inconsistency between the Base Indenture and this First Supplemental Indenture, this First Supplemental Indenture shall govern.

Section 1.01 of the Base Indenture is amended to add or replace, as the case may be, the following definitions in correct alphabetical order:

“Annual Service Charge” as of any date means the amount which is expensed in any 12-month period for interest on Indebtedness.

“Bankruptcy Law” means Title 11, United States Code, or any similar federal, state or non-U.S. law for the relief of debtors.

“Base Indenture” has the meaning set forth in the preamble hereto.

“Business Day” with respect to any Place of Payment or in The City of New York, means any day other than a Saturday, Sunday or other day on which banking institutions in such Place of Payment or in The City of New York are authorized or obligated by law, regulation or executive order to close.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries (i) plus amounts which have been deducted for (a) interest on Indebtedness of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges, and (g) provisions for or realized losses on properties and (ii) less amounts which have been included for gains on properties.

“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Event of Default” has the meaning specified in Section 4.1.

“First Supplemental Indenture” has the meaning set forth in the preamble hereto.

“Global Note” means a Note in registered global form without interest coupons.

“Government Obligations” means securities which are (i) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by such custodian in respect of the Government Obligation or the specific payment of interest on or principal of Government Obligation evidenced by such depository receipt.

“Holder” or “Holders” means a Person or Persons in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property as lessee which would be reflected on a balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person.

“Indenture” means, collectively, the Base Indenture and the First Supplemental Indenture, as the same may be amended or supplemented with respect to the Notes from time to time pursuant to the terms of the Indenture, and including the provisions of the Trust Indenture Act that are automatically deemed to be a part of this Indenture by operation of the Trust Indenture Act.

“Initial Notes” means the Notes issued on August 5, 2011 and any Notes issued in replacement thereof.

“Interest Payment Date” means February 15 and August 15 of each year, commencing February 15, 2012.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.  A “Capital Lease” is a lease to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Notes” means the 5.00% Senior Notes due 2018 of the Co-Obligors.

“Permitted Debt” means Indebtedness of the Operating Partnership or any Subsidiary owing to any Subsidiary or the Operating Partnership; provided that any such Indebtedness is made pursuant to an intercompany note and is subordinated in right of payment to the Notes; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Operating Partnership or another Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Operating Partnership or a Subsidiary, as the case may be, and not Permitted Debt as defined herein.

“Record Date” means, with respect to each Interest Payment Date, the January 31 or July 31, as the case may be, immediately preceding such Interest Payment Date.

“Redemption Date”, with respect to the Notes or portion thereof to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture or the Notes.

“Total Assets” as of any date means the sum of (i) the Undepreciated Real Estate Assets, (ii) all other assets of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each such Subsidiary, determined in accordance with GAAP (but excluding intangibles and accounts receivable) and (iii) the cost of any property of the

Operating Partnership, or any Subsidiary thereof, in which the Operating Partnership, or such Subsidiary, as the case may be, has a firm, non-contingent purchase obligation.

“Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to a Lien on a consolidated basis, (ii) all other assets of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each such Subsidiary, which are not subject to a Lien determined in accordance with GAAP (but excluding intangibles and accounts receivable) and (iii) the cost of any property of the Operating Partnership, or any Subsidiary thereof, in which the Operating Partnership, or such Subsidiary, as the case may be, has a firm, non-contingent purchase obligation and which is not subject to a Lien; provided, however, that, all investments in any Person that is not consolidated with the Operating Partnership for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets.

“Undepreciated Real Estate Assets” means as of any date the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Indebtedness of the Operating Partnership or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by the Operating Partnership or any of its Subsidiaries.

Section 1.2                                      Section References.

Section references contained in this First Supplemental Indenture are to sections in this First Supplemental Indenture unless otherwise indicated or the context otherwise requires.

ARTICLE II

THE NOTES

Section 2.1                                      Designation of Notes and Establishment of Form.  There shall be a series of Securities designated “5.00% Senior Notes due 2018” of the Co-Obligors (referred to herein as the “Notes”).  The form thereof shall be substantially as set forth in Annex A hereto, which is incorporated into and shall be deemed a part of this First Supplemental Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers of the Co-Obligors executing such Notes, as evidenced by their execution of the Notes.

Section 2.2                                      Ranking.  The Notes shall constitute senior, unsecured obligations of the Co-Obligors and rank equal in right of payment to all of the Co-Obligors’ existing and future unsecured and unsubordinated indebtedness.  Article XV of the Base Indenture shall not apply to the Notes.

Section 2.3                                      Amount.  The Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount of $250,000,000 upon an Order for the authentication and delivery of Notes, without any further action by the Co-Obligors, subject to Section 3.03 of the Base Indenture. Under a Board Resolution, Officer’s Certificate pursuant to Board Resolutions or a Supplemental Indenture, the Co-Obligors may from time to time, without the consent of the Holders of Notes, issue additional Notes

(in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the Initial Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.

Section 2.4                                      Stated Maturity.  The date on which the principal of the Notes is due and payable, unless earlier accelerated or repurchased pursuant to the Indenture, shall be August 15, 2018 (the “Stated Maturity”).  On the Stated Maturity, each Holder shall be entitled to receive on such date $1,000 in cash for each $1,000 principal amount per Note, together with accrued and unpaid interest to, but not including, the Stated Maturity.

Section 2.5                                      Form, Denomination and Currency.  The Notes shall initially be issued in global form as Global Notes (substantially in the form of Annex A hereto). Each Global Note shall represent such aggregate principal amount of Outstanding Notes as shall be specified therein and the aggregate principal amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges or purchases of such Notes.  Each Note shall be issuable in denominations of $2,000 and any integral multiple of $1,000 in excess thereof; provided, however, that Notes may from time to time be issuable in denominations of less than $1,000 if, and solely to the extent that, reliance on this proviso is necessary to accommodate book-entry positions that have been created in denominations of less than $1,000 by the Depositary. All obligations of the Co-Obligors in respect of principal, interest or any other amount owing upon the Notes shall be payable in U.S. Dollars.

Section 2.6                                      Designation of Depositary.  Initially, the Depositary for the Notes will be The Depository Trust Company.  The Notes, in the form of Global Notes, will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants.  The transfer and exchange of beneficial interests in any such Global Note shall be effected through the Depositary in accordance with this Indenture and the rules and procedures of the Depositary to the extent applicable to such transfer or exchange.

Section 2.7                                      No Sinking Fund.  There shall be no sinking fund for the retirement of the Notes. Article V of the Base Indenture shall not apply to the Notes.

Section 2.8                                      Exchange and Registration on Transfer.  Notwithstanding anything in Section 3.06 of the Base Indenture to the contrary, (a) all Notes presented or surrendered for registration or transfer shall (if so required by the Co-Obligors or the Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Co-Obligors, and the Notes shall be duly executed by the Holder thereof or his attorney duly authorized in writing and (b) neither the Co-Obligors nor the Trustee nor any Registrar shall be required to exchange, issue or register the transfer of any Notes or portions thereof tendered for registration or transfer (and not withdrawn) pursuant to this Indenture.

ARTICLE III

DISCHARGE; DEFEASANCE AND COVENANT DEFEASANCE

Section 3.1                                      Applicability of Article.  Article XII of the Base Indenture shall apply to the Notes.

Section 3.2                                      Defeasance and Covenant Defeasance.

With respect to the Notes only (and not any other series of Securities issued pursuant to the Base Indenture), Section 12.03 of the Base Indenture is replaced in its entirety with the following:

(1)                                  The Co-Obligors may at their option by Board Resolution, at any time, with respect to the Notes, elect to have Section 3.2(2) or Section 3.2(3) be applied to such Outstanding Notes upon compliance with the conditions set forth below in this Section 3.2.

(2)                                  Upon the Co-Obligors’ exercise of the option provided for in this Section 3.2(2) with respect to the Notes, the Co-Obligors shall be deemed to have been discharged from their obligations with respect to such Outstanding Notes on the date the conditions set forth in clause (4) of this Section 3.2 are satisfied (hereinafter, “defeasance”).  For this purpose, such defeasance means that the Co-Obligors shall be deemed to have paid and discharged the entire Indebtedness represented by such Outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of clause (5) of this Section 3.2 and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all of its other obligations under such Notes and this Indenture (and the Trustee, at the expense of the Co-Obligors, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of such Outstanding Notes, solely from the fund described in clause (4) of this Section 3.2 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any) and interest, if any, on such Notes when such payments are due, and any rights of such Holder to exchange such Notes into other securities, (ii) the obligations of the Co-Obligors and the Trustee with respect to such Notes under Sections 3.01, 3.06, 3.07, 6.01 and 6.03 of the Base Indenture, (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and under the Base Indenture and (iv) this Section 3.2.  The Co-Obligors may exercise their option under this Section 3.2(2) notwithstanding the prior exercise of their option under clause (3) of this Section 3.2 with respect to such Notes.

(3)                                  Upon the Co-Obligors’ exercise of the option provided for in this Section 3.2(3) with respect to the Notes, the Co-Obligors shall be released from their obligations under Sections 5.1 to 5.3, inclusive, and Section 6.05 to 6.08 of the Base Indenture, inclusive, with respect to such Outstanding Notes, on and after the date the conditions set forth in clause (4) of this Section 3.2 are satisfied (hereinafter, “covenant defeasance”), and such Notes shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with any such covenant, but shall continue to be deemed “Outstanding” for all other purposes hereunder.  For this purpose, such covenant defeasance means that, with respect to such Outstanding Notes, the Co-Obligors may omit to comply with, and shall have no liability in respect of, any term, condition or limitation set forth in any such Section or such other covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or such other covenant or by reason of reference in any such Section or such other covenant to any other provision herein or in any other document and such omission to comply shall not constitute a default or an Event of Default under Section 4.1(3) or otherwise, as the case may be, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

(4)                                  The following shall be the conditions to application of clause (2) or (3) of this Section 3.2 to any Outstanding Notes in respect thereof:

(a)                                  A Co-Obligor shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 11.04 of the Base Indenture who shall agree to comply with the provisions of this Section 3.2 applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Notes, (1) an amount in Dollars, or (2) Government Obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal of (and premium, if any) and interest, if any, on such Notes, money in an amount, or (3) a combination of (1) and (2), in any case, in an amount, sufficient, without consideration of any reinvestment of such principal and interest, and in the case of (2) and (3), in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, the principal of (and premium, if any) and interest, if any, on such Outstanding Notes on the Stated Maturity of such principal or interest.

(b)                                 Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Co-Obligors are a party or by which any of them is bound.

(c)                                  No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such Notes shall have occurred and be continuing on the date of such deposit (other than a default resulting from the borrowing of funds and the grant of the related liens to be applied to such deposit).

(d)                                 In the case of an election under clause (2) of this Section 3.2, the Co-Obligors shall have delivered to the Trustee an Opinion of Counsel stating that (i) such Co-Obligor has received from the Internal Revenue Service a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or (ii) there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of such Outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

(e)                                  In the case of an election under clause (3) of this Section 3.2, the applicable Co-Obligor shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of such Outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

(f)                                    The Co-Obligors shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance or covenant defeasance under clause (2) or (3) of this Section 3.2 (as the case may be) and clause (4) of this Section 3.2 have been complied with.

(5)                                  Subject to the provisions of the last paragraph of Section 12.06 of the Base Indenture, all money and Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 3.2(5), the “Trustee”) pursuant to clause (4) of Section 3.2 in respect of any Outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Co-Obligor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal (and premium, if any) and interest, but such money need not be segregated from other funds except to the extent required by law.

The Co-Obligors shall pay and indemnify the Trustee against any tax, fee or other charge, imposed on or assessed against the Government Obligations deposited pursuant to this Section 3.2 or the principal or interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of such Outstanding Notes.

Anything in this Section 3.2 to the contrary notwithstanding, the Trustee shall deliver or pay to the Co-Obligors from time to time upon Request any money or Government Obligations (or other property and any proceeds therefrom) held by it as provided in clause (4) of this Section 3.2 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect a defeasance or covenant defeasance, as applicable, in accordance with this Section 3.2.

ARTICLE IV

EVENTS OF DEFAULT

Section 4.1                                      Applicability of Article.

(1)                                  With respect to the Notes only (and not any other series of Securities issued pursuant to the Base Indenture), Section 7.01 of the Base Indenture is replaced in its entirety with the following:

“Except where otherwise indicated by the context or where the term is otherwise defined for a specific purpose, the term “Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)                                  default in the payment of any interest on the Notes when such interest becomes due and payable, and continuance of such default for a period of 30 days; or

(b)                                 default in the payment of the principal of or any premium on the Notes when it becomes due and payable at its Maturity; or

(c)                                  [reserved]

(d)                                 default in the performance, or breach, of any covenant or warranty of the Co-Obligors in this Indenture or the Notes, and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Co-Obligors by the Trustee or to the Co-Obligors and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(e)                                  the entry by a court having competent jurisdiction of:

(1)                                  a decree or order for relief in respect of the Co-Obligors or any Significant Subsidiary thereof in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(2)                                  a decree or order adjudging the Co-Obligors or any Significant Subsidiary thereof to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Co-Obligors or any Significant Subsidiary thereof and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(3)                                  a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of the Co-Obligors or any Significant Subsidiary thereof or of any substantial part of the property of the Co-Obligors or any Significant Subsidiary thereof, as the case may be, or ordering the winding up or liquidation of the affairs of the Co-Obligors or any Significant Subsidiary thereof; or

(f)                                    the commencement by the Co-Obligors or any Significant Subsidiary thereof of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by the Co-Obligors or any Significant Subsidiary thereof to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by the Co-Obligors or any Significant Subsidiary thereof of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by the Co-Obligors or any Significant Subsidiary thereof to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of the Co-Obligors or any Significant Subsidiary thereof or any substantial part of the property of the Co-Obligors or any Significant Subsidiary thereof or the making by the Co-Obligors or any Significant Subsidiary thereof of an assignment for the benefit of creditors, or the taking of corporate action by the Co-Obligors or any Significant Subsidiary thereof in furtherance of any such action; or

(g)                                 the Co-Obligors, any Subsidiary in which the Operating Partnership has invested at least $50,000,000 in capital or any entity in which the Operating Partnership is the general partner shall fail to pay any principal of, premium or interest on or any other amount payable in respect of, any recourse Indebtedness that is outstanding in a principal or notional amount of at least $50,000,000 (or the equivalent thereof in one or more other currencies), either individually or in the aggregate (but excluding Indebtedness outstanding hereunder), of the Operating Partnership and its consolidated Subsidiaries, taken as a whole, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or otherwise relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder or holders thereof ( or a trustee or agent on behalf of such holders) to cause such Indebtedness to mature prior to its stated maturity;

provided, however, that no event described in clause (d) or (other than with respect to a payment default) (g) above shall constitute an Event of Default hereunder until a written notice of any such event is received by the Trustee at the Corporate Trust Office, and such notice refers to the facts underlying such event, the Notes generally, the applicable Co-Obligors and the Indenture.”

ARTICLE V

COVENANTS

Section 5.1                                      Limitations on Incurrence of Debt.

(a)                                  The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness, other than Permitted Debt, if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each such Subsidiary, determined in accordance with GAAP, is greater than 60% of the sum of (i) the Total Assets as of the end of the calendar quarter covered in the Operating Partnership’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC prior to the incurrence of such additional Indebtedness or, if the Operating Partnership is not then subject to the reporting requirements of the Exchange Act, as of its most recent calendar quarter and (ii) any increase in the Total Assets since the end of such quarter, including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Indebtedness (the Total Assets adjusted by such increase are referred to as the “Adjusted Total Assets”).

(b)                                 In addition to the limitation set forth in subsection (a) of this Section 5.1, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness, other than Permitted Debt, if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retained at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness under such credit facility during such period), (iii) any income earned as a result of any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, for such period, and (iv) in the case of an acquisition or disposition by the Operating Partnership or any of its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation of Consolidated Income Available for Debt Service to the Annual Service Charge.

(c)                                  In addition to the limitations set forth in subsections (a) and (b) of this Section 5.1, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Lien of any kind upon any of the property of the Operating Partnership or any of its Subsidiaries (the “Secured Debt”) if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each such Subsidiary, is greater than 40% of the Adjusted Total Assets.

Section 5.2                                      Maintenance of Total Unencumbered Assets.

The Operating Partnership will maintain Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt.

Section 5.3                                      Provision of Financial Information.

(a)                                  Whether or not SL Green or the Operating Partnership is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, SL Green and the Operating Partnership must, and solely to the extent that SL Green OP is subject to the requirements of Section 13 or 15(d) of the Exchange Act, SL Green OP will, provide the Trustee and holders within 15 days after filing, or in the event no such filing is required, within 15 days after the end of the time periods specified in those sections with all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if SL Green, SL Green OP (if applicable) or the Operating Partnership were required to file such forms; provided that, the foregoing delivery requirements shall be deemed satisfied if the foregoing materials are available on the SEC’s EDGAR system or on SL Green’s, SL Green OP’s or the Operating Partnership’s web site within the applicable time period.

(b)                                 In addition, whether or not required by the SEC, SL Green and the Operating Partnership will, and SL Green OP will, solely to the extent that SL Green OP is subject to the requirements of Section 13 or 15(d) of the Exchange Act, file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations.

Section 5.4                                      Waiver of Certain Covenants.

In addition to, and not to the exclusion of Section 6.10 of the Base Indenture, any Co-Obligor may omit in any particular instance to comply with any term, provision or condition set forth in Sections 5.1 to 5.3 hereof, inclusive, with respect to the Notes if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Notes, by act of such Holders, either shall waive such compliance in such instance or generally shall have waived compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Co-Obligors and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

ARTICLE VI

REDEMPTION AND REPURCHASES

Section 6.1                                      Applicability of Article.

Article IV of the Base Indenture shall apply to the Notes. Redemption of Notes at the option of any Co-Obligor as permitted or required by the terms of such Notes shall be made in accordance with the terms of such Notes and Article IV of the Base Indenture.

ARTICLE VII

SUPPLEMENTAL INDENTURES

Section 7.1                                      Without Consent of Holders.

This Section 7.1 replaces Section 14.01 of the Base Indenture with respect to the Notes only (and not any other series of Securities issued pursuant to the Base Indenture):

When authorized by or pursuant to a Board Resolution, the applicable Co-Obligors and the Trustee (without the consent of the Holders of the Notes), at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any one or more of or all the following purposes:

(a)          to evidence the succession of another Person to one or more of the Co-Obligors, and the assumption by any such successor of the covenants of such Co-Obligor, as the case may be, contained herein and in the Notes;

(b)         to add to the covenants and agreements of one or more Co-Obligors, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the Holders of the Notes, or to surrender any right or power herein conferred upon any Co-Obligors;

(c)          to add to or change any of the provisions of this Indenture to provide, change or eliminate any restrictions on the payment of principal of or premium, if any, on the Notes; provided that any such action shall not adversely affect the interests of the Holders of the Notes any material respect;

(d)         to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes and to add to or change any of the provisions of this Indenture as shall be necessary for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the requirements of Section 11.06(c) of the Base Indenture;

(e)          to secure the Notes;

(f)            to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any indenture supplemental hereto which may be mistaken, defective or inconsistent with any other provision contained herein or in any supplemental indenture;

(g)         to add to or change or eliminate any provision of this Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

(h)         to make any change in the Notes that does not adversely affect in any material respect the rights of the Holders of the Notes;

(i)             to provide for uncertificated securities in addition to certificated securities;

(j)             to permit or facilitate the issuance of the Notes in uncertificated form, provided that this action shall not adversely affect the interests of Holders of the Notes in any material respect;

(k)          to supplement any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes; provided that any such action shall not adversely affect the interests of the Holders of the Notes in any material respect; or

(l)             to effect the assumption by a subsidiary or a Co-Obligor pursuant to the Indenture.

Subject to the provisions of Section 14.03 of the Base Indenture, the Trustee is authorized to join with the applicable Co-Obligors in the execution of any such supplemental indenture, to make the further agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property or assets thereunder.

Any supplemental indenture authorized by the provisions of this Section 7.1 may be executed by the applicable Co-Obligors and the Trustee without the consent of the Holders of any of the Notes at the time Outstanding.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

SL GREEN REALTY CORP.

By:	/s/ James Mead
Name: James Mead
Title: Chief Financial Officer

SL GREEN OPERATING PARTNERSHIP, L.P.

By:	SL Green Realty Corp.,
its general partner

	By:	/s/ James Mead
Name: James Mead
Title: Chief Fiancial Officer

RECKSON OPERATING PARTNERSHIP, L.P.

By:	Wyoming Acquisition GP LLC,
its general partner

	By:	/s/ James Mead
Name: James Mead
Title: Treasurer

THE BANK OF NEW YORK MELLON as Trustee

	By:	/s/ Sherma Thomas
Name: Sherma Thomas
Title: Senior Associate

Annex A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY SL GREEN REALTY CORP., SL GREEN OPERATING PARTNERSHIP, L.P. AND RECKSON OPERATING PARTNERSHIP, L.P. (THE “ISSUERS”), THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

SL Green Realty Corp.

SL Green Operating Partnership, L.P.

Reckson Operating Partnership, L.P.

5.00% Senior Notes due 2018

CUSIP No.: 75625AAC8
ISIN: US75625AAC80
No.:

Interest. SL Green Realty Corp., a Maryland corporation (“SL Green”), SL Green Operating Partnership, L.P., a Delaware limited partnership (“SL Green OP”), and Reckson Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership,” and together with SL Green and SL Green OP, the “Co-Obligors”) for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of           Dollars ($          ), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on August 15, 2018 and to pay interest thereon from         or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2012 at the rate of 5.00% per annum, until the principal hereof is paid or made available for payment.

Method of Payment.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be January 31 or July 31, as the case may be, next preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Notes not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture.  Payment of the principal of (and premium, if any) and any such interest on this Note will be made at the Corporate Trust Office in U.S. Dollars or as otherwise set forth in Section 3.08 of the Indenture.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication.  Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Co-Obligors have caused this instrument to be duly executed under its corporate seal.

Dated:

SL GREEN REALTY CORP.
as Co-Obligor

By:
Name:
Title:

SL GREEN OPERATING PARTNERSHIP, L.P.
as Co-Obligor

By:	SL Green Realty Corp.,
its general partner

By:
Name:
Title:

RECKSON OPERATING PARTNERSHIP, L.P.
as Co-Obligor

By:	Wyoming Acquisition GP LLC,
its general partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:	THE BANK OF NEW YORK MELLON,

as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

5.00% Senior Notes due 2018

Indenture.  This Note is one of a duly authorized issue of securities of the Co-Obligors, issued and to be issued in one or more series under an Indenture, dated as of August 5, 2011, as supplemented by a First Supplemental Indenture dated August 5, 2011 (as so supplemented, herein called the “Indenture”), between the Co-Obligors and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto relating to the Notes reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Co-Obligors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $250,000,000. Under a Board Resolution, Officer’s Certificate pursuant to Board Resolutions or a supplemental indenture, the Co-Obligors may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the Initial Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.

Optional Redemption.  The Notes are subject to redemption at the Co-Obligors’ option, at any time and from time to time, in whole or in part, at a Redemption Price equal to the sum of (i) the principal amount of the Notes being redeemed, (ii) unpaid interest accrued thereon to the redemption date and (iii) the Make-Whole Amount (as defined below), if any, with respect to such Notes. If the Notes are redeemed on or after June 15, 2018 (60 days prior to the maturity date of the Notes), the redemption price for the Notes will equal 100% of the principal amount of the Notes, plus unpaid accrued interest thereon to the redemption date.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third business day in The City of New York preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of such redemption over (ii) the aggregate principal amount of the Notes being redeemed. The Co-Obligors shall be solely responsible for calculating the Make-Whole Amount.

“Reinvestment Rate” means 0.50% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index designated by the Co-Obligors.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date (unless a shorter period shall be satisfactory to the Trustee) to each registered Holder of the Notes to be redeemed. Unless the Co-Obligors default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.  If fewer than all of the Notes are to be redeemed, the Outstanding Notes shall be redeemed on a pro rata basis.

Except as set forth above, the Notes will not be redeemable by the Co-Obligors prior to maturity and will not be entitled to the benefit of any sinking fund.

Defaults and Remedies.  If an Event of Default with respect to Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver.  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the respective Co-Obligors and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the applicable Co-Obligors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Co-Obligors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Denominations, Transfer and Exchange.  The Notes are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable in the Security Register, upon surrender of this Note for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Co-Obligors and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Co-Obligors may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners.  Prior to due presentment of this Note for registration of transfer, the Co-Obligors, the Trustee and any agent of the Co-Obligors or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Co-Obligors, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous.  The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of said State.

All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

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SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee